Exhibit 10.8

[CEO Class _]

LIBERTY GLOBAL 2014 INCENTIVE PLAN

(Amended and Restated Effective February 24, 2015)

PERFORMANCE SHARE UNITS AGREEMENT
THIS PERFORMANCE SHARE UNITS AGREEMENT (“Agreement”) is made as of April 1, 2019, by and between LIBERTY GLOBAL PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), and the individual whose name, address, and employee number appear on the signature page hereto (the “Grantee”).
The Company has adopted the Liberty Global 2014 Incentive Plan effective March 1, 2014, as amended and restated effective February 24, 2015 (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.
Pursuant to the Plan, the Compensation Committee appointed by the Board pursuant to Article 3 of the Plan to administer the Plan (the “Committee”) has determined that it is in the best interest of the Company and its Shareholders to award performance-based restricted share units to the Grantee effective as of April 1, 2019 (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.    Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the U.K. companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.
“Annual Performance Rating” means the performance rating received by the Grantee during the Company’s Annual Performance Review Process.
“Cause” has the meaning specified for “cause” in the Employment Agreement (as modified by subparagraph 9(f) of the Employment Agreement in connection with a Change in Control.
“Change in Control” has the meaning specified in the Employment Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific code section shall include any successor section.

“Committee” has the meaning specified in the recitals to this Agreement.
“Company” means Liberty Global plc, a public limited company incorporated under the laws of England and Wales.
“Disability” has the meaning specified in the Employment Agreement.
“Earned Percentage” means the percentage determined by the Committee after the end of the Performance Period in accordance with the terms set forth in Appendix A taking into account the level of achievement of the Performance Metric or Performance Metrics set forth in Appendix A during the Performance Period and, if applicable, the relative weighting of the Performance Metrics.
“Earned Performance Share Units” means the number of Performance Share Units that following the completion of the Performance Period the Grantee is determined in accordance with Section 3 to have earned under this Agreement, subject to reduction, forfeiture or acceleration during the Service Period in accordance with Sections 4, 6 and 7, as applicable.
“Employment Agreement” means that certain Employment Agreement, dated April 30, 2014, among the Company, Liberty Global, Inc. and the Grantee, as may be amended from time to time.
“Good Reason” has the meaning specified in the Employment Agreement.
“Grant Date” has the meaning specified in the recitals to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LBTY_” or “Share” means the Liberty Global Class __ ordinary shares, nominal value $.01 per share, of the Company.
“Maximum Change in Control Units” means the greatest of (i) 150% of the Target Performance Share Units, (ii) a number of Performance Share Units based on the actual achievement of the Performance Metric or Performance Metrics or the expected vesting percent at which accruals were made by the Company most recently prior to the Change in Control regardless of the actual achievement of the Performance Metric or Performance Metrics, whichever is greater, or (iii) a number of Performance Share Units based on such other achievement of the Performance Metric or Performance Metrics as determined by the Committee, in its sole discretion, which determination is applicable to all grantees of Performance Share Units for the Performance Period.
“Maximum Percentage” has the meaning ascribed to such term in Appendix A.
“Performance Metric” or “Performance Metrics” means the performance goal or goals established by the Committee pursuant to Section 10.2 of the Plan and set forth in Appendix A hereto.

“Performance Period” means the two-year period beginning on January 1 of the calendar year in which the Grant Date occurs, or such shorter period related to a Performance Metric.
“Performance Share Unit” is a Restricted Share representing the right to receive one share of LBTY_, subject to the performance and other conditions and restrictions set forth herein and in the Plan.
“Plan” has the meaning specified in the preamble to this Agreement.
“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
“Required Withholding Amount” has the meaning specified in Section 17 of this Agreement.
“RSU Dividend Equivalents” with respect to a Performance Share Unit means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Performance Period and Service Period with respect to one share of LBTY_.
“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.
“Service Period” means the period beginning on the January 1 immediately following the expiration of the Performance Period and ending on October 1 of that calendar year.
“Target Performance Share Units” means the initial number of Performance Share Units granted to the Grantee pursuant to this Agreement, with such number subject to adjustment or forfeiture in accordance with the terms of this Agreement and the Plan.
“Termination of Service” means the termination for any reason, including by reason of a sale, assignment or other disposition of a Subsidiary by the Company resulting in the Subsidiary no longer being a “Subsidiary” as defined in the Plan, of the Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor. Whether any leave of absence constitutes a Termination of Service will be determined by the Committee subject to Section 11.2(d) of the Plan. Unless the Committee otherwise determines, neither transfers of employment among the Company and its Subsidiaries, nor a change in Grantee’s status from an independent contractor to an employee will be a Termination of Service for purposes of this Agreement. Unless the Committee otherwise determines, however, any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to Grantee, any amounts otherwise payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before Grantee “separates from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 17(c) of this Agreement.

“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 4(b) of this Agreement.
“Vesting Date” means each date on which any Performance Share Units cease to be subject to a risk of forfeiture or vest, as determined in accordance with this Agreement and the Plan.
“Vested RSU Dividend Equivalents” has the meaning specified in Section 10 of this Agreement.
2.    Grant of Target Performance Share Units. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of Target Performance Share Units set forth on the signature page hereto, subject to the terms, conditions and restrictions set forth herein and in the Plan.
3.    Performance Conditions For Performance Period.
(a)    Except as otherwise provided in Section 7, if the Grantee receives less than an Annual Performance Rating of “Developing”, or its equivalent, for any year in the Performance Period, then upon conclusion of the Company’s Annual Performance Review Process for that year, this Award and Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be forfeited and the Grantee shall have no further rights hereunder.
(b)    The Performance Metric or Performance Metrics established by the Committee for the Performance Period are set forth on Appendix A attached hereto and made a part hereof for all purposes. The Earned Performance Share Units for the Grantee shall initially be determined by multiplying the number of Target Performance Share Units by the Earned Percentage determined by the Committee in accordance with Appendix A. If the Grantee received at least a “Developing” (or its equivalent) but less than a “Strong” (or its equivalent) Annual Performance Rating for any year in the Performance Period, then the Committee may in its discretion reduce the number of Earned Performance Share Units initially so determined in accordance with the preceding sentence to such number of Earned Performance Share Units as the Committee shall determine.
(c)    Following the close of the Performance Period, the Committee shall certify the extent to which the Performance Metric or Performance Metrics have been achieved and the calculation of the Earned Percentage. The Committee may, but shall not be obligated to, engage an independent accounting firm to perform agreed upon procedures to verify the calculations. Upon completing its determination, the Committee shall notify the Grantee, in the form and manner as determined by the Committee, of the number of Earned Performance Share Units that will be subject to the service vesting provisions of Section 4.
(d)    If the number of Grantee’s Earned Performance Share Units is less than the number of Grantee’s Target Performance Share Units, the excess Target Performance Share Units and any related unpaid RSU Dividend Equivalents will immediately be cancelled. If the number of Grantee’s Earned Performance Share Units exceeds the number of Grantee’s Target Performance Units, Grantee will be awarded a number of additional Performance Share Units so that the number of Grantee’s Target Performance Share Units and such additional Performance Share Units will equal the number of Grantee’s Earned Performance Share Units.
4.    Vesting during Service Period.
(a)    Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 5, 6 or 7 of this Agreement or Section 11.1(b) of the Plan and subject to the forfeiture provisions of this Agreement, the Earned Performance Share Units shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):

(i)	On April 1 during the Service Period, 50% of the Earned Performance Share Units shall become vested; and

(ii)	On October 1 during the Service Period, 50% of the Earned Performance Share Units shall become vested.
[Please refer to the website of the Third Party Administrator, UBS Financial Services Inc., which maintains the database for the Plan and provides related services, for the specific Vesting Dates related to the Performance Share Units (click on the specific grant under the tab labeled “Grants/Award/Units”).]
(b)    On each Vesting Date, subject to the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Earned Performance Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Earned Performance Share Units related thereto shall have become vested in accordance with this Agreement.
5.    Termination, Death or Disability during Performance Period.
Subject to the remaining provisions of this Section 5 and to Sections 7 and 8, in the event of Termination of Service at any time during the Performance Period, the Grantee shall thereupon forfeit the Grantee’s Target Performance Share Units, any related Unpaid RSU Dividend Equivalents and any rights hereunder, except as indicated below:
(a)    If the Termination of Service occurs during the Performance Period and is due to death or Disability, then provided that the Grantee’s Annual Performance Rating for any full year, if any, of the Performance Period prior to Termination of Service was not less than “Developing”, or its equivalent, the Performance Period shall end on December 31 of the year in which the Termination of Service occurred, and the Committee shall certify the extent to which the Performance Metric or Performance Metrics have been achieved (in the event that Grantee’s death or Disability occurs during the first calendar year of the Performance Period, such determination shall be based on the Company’s relative performance during that year as if the Performance Period was one year) and the number of Earned Performance Share Units, if any. The Grantee (or the Grantee’s estate in the event of death) will be entitled to a prorated portion of the Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents based on the number of full days of service by the Grantee during the Performance Period (as adjusted if applicable). Subject to the foregoing, the prorated portion of the Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and will be settled in accordance with Section 9 as soon as administratively practicable after the end of the Performance Period, but in no event later than March 15 of the calendar year immediately following the calendar year in which Grantee’s Termination of Service occurred.
(b)    If the Termination of Service occurs during the Performance Period and is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, then the Grantee shall continue to earn the Target Performance Share Units and any related Unpaid RSU Dividend Equivalents, if and to the extent the Performance Metric or Performance Metrics are satisfied during the Performance Period, based upon actual performance, as the Committee may determine, in its sole discretion, as if the Grantee’s employment had not terminated and any Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture, and shall be settled in accordance with Section 9 as soon as administratively practicable after the end of the Performance Period, but in no event later than March 15 of the calendar year immediately following the end of the Performance Period.
6.    Termination, Death, Disability or Retirement during Service Period.
Subject to the remaining provisions of this Section 6 and to Sections 7 and 8, in the event of Termination of Service at any time during the Service Period, the Grantee shall, effective upon such Termination of Service, forfeit any Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred, except as indicated below:
(a)    If the Termination of Service is due to death, Disability, termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, then the Grantee’s unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will be settled in accordance with Section 9 as of the originally scheduled Vesting Dates.
(b)    If the Termination of Service is due to Retirement, the Grantee’s unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer subject to a risk of forfeiture in a pro-rata amount determined by multiplying such unvested Earned Performance Share Units (including any Unpaid RSU Dividend Equivalents) by a fraction, the numerator of which shall be the number of months (with any partial month being deemed a full month) of the Grantee’s employment with the Company and its Subsidiaries during the period beginning on the first day of the Performance Period of such Award and ending on the date of the Grantee’s Retirement, and the denominator of which shall be the number of full months in the period beginning on the first day of the Performance Period of such Award and ending on the date such Unvested Earned Performance Share Units would otherwise have become vested, in accordance with its terms had the Grantee remained employed with the Company through such date. Such Earned Performance Share Units and any related Unpaid RSU

Dividend Equivalents will be settled in accordance with Section 9 as of the originally scheduled Vesting Dates.
7.    Change in Control.
If a Change in Control occurs prior to the Grantee’s Termination of Service, then the following will apply, subject to Section 8:
(a)    If (A) the Grantee remains an employee of the Company (or its successor) on the date that is six months after the Change in Control (the “Change in Control Anniversary”) and (B) the Performance Period has not ended as of the Change in Control Anniversary, then the Grantee shall be deemed to have earned a number of Earned Performance Share Units equal to the Maximum Change in Control Units, and such number of Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be settled as soon as administratively practicable after the Change in Control Anniversary, but not later than March 15 of the calendar year immediately following the calendar year in which the Change in Control Anniversary occurs.
(b)    If (A) the Grantee’s Termination of Service occurs within 13 months after a Change in Control and is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, (B) the Performance Period has not ended as of the date of the Termination of Service, and (C) the Grantee did not receive settlement of the Performance Share Units pursuant to Section 7(a)(i) above, then the Grantee shall be deemed to have earned a number of Earned Performance Share Units equal to the Maximum Change in Control Units, and such number of Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be settled as soon as administratively practicable after the date of the Grantee’s Termination of Service, but not later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurs.
8.    Forfeiture and Recoupment Policy.
(a)    Except when the Grantee’s Termination of Service is due to death or Disability, the accelerated vesting of Performance Share Units contemplated or permitted by Sections 5 shall be contingent upon execution by the Grantee, no later than the 60th day after the Termination of Service, of a general release, non-solicitation agreement and confidentiality agreement and, if the Committee in its discretion so requires, a non-competition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee, which form shall be provided by the Company to the Grantee within 15 days after the Termination of Service.
(b)    If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Performance Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Performance Share Units contrary to the terms of the Plan or this Agreement), the unvested Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.

(c)    If the Company’s consolidated financial statements for any of the years taken into account in the Performance Metrics are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the number of Earned Performance Share Units would have been lower, then the Grantee shall be required to forfeit the excess amount of his or her Earned Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, or to refund any amounts previously delivered to the Grantee. The Grantee’s excess amount will be allocated ratably across the portions of his or her Earned Performance Share Units previously settled and the portions remaining to be settled, unless otherwise determined by the Committee. The amount allocated to portions of the Grantee’s Earned Performance Share Units that have previously been settled shall be promptly refunded to the Company by the Grantee in cash or by transfer of a number of Shares with a Fair Market Value as of the date transferred to the Company that is equal to the Fair Market Value of the Shares as of the date such shares were previously issued or transferred in settlement of the Earned Performance Share Units and the value of any RSU Dividend Equivalents previously paid with respect thereto. The Company shall have the right, exercisable in the Committee’s discretion, to offset, or cause to be offset, any amounts that the Grantee is required to refund to the Company pursuant to this Section 8(c) against any amounts otherwise owed by the Company or any of its subsidiaries to the Grantee.
(d)    Upon forfeiture of any Target Performance Share Units or Earned Performance Share Units, such Performance Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights hereunder with respect thereto.
9.    Settlement of Vested Performance Share Units. Except as otherwise provided in Sections 5, 6 and 7, settlement of Performance Share Units that vest in accordance with this Agreement shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than 30 days after such Vesting Date. Settlement of vested Performance Share Units shall be made in payment of Shares, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 11.
10.    Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Shares represented by any Performance Share Units unless and until such time as Shares represented by vested Performance Share Units have been delivered to the Grantee in accordance with Section 9. The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Performance Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the Vested RSU Dividend Equivalents became vested.

11.    Delivery by Company. As soon as practicable after the vesting of Performance Share Units, and any related Unpaid RSU Dividend Equivalents, and subject to the withholding referred to in Section 17 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a certificate or certificates issued or transferred in the Grantee’s name for the Shares represented by such vested Performance Share Units, (b) a statement of holdings reflecting that the Shares represented by such vested Performance Share Units are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (c) a confirmation of deposit of the Shares represented by such vested Performance Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its share transfer agent has deposited the certificate or statement of holdings and/or such other documents in the United States or local country mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his or her nominee.
12.    Nontransferability of Performance Share Units Before Vesting.
(a)    Before vesting and during the Grantee’s lifetime, the Performance Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Performance Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.
(b)    The Grantee may designate a beneficiary or beneficiaries to whom the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Performance Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.

13.    Adjustments. The Performance Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
14.    Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
15.    Limitation of Rights. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Shares represented by any Performance Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan.
16.    Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
17.    Taxes.
(a)     To the extent that the Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to the award of the Performance Share Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangements satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax laws or employer social security contribution laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Performance Share Units and any related RSU Dividend Equivalents, the Company shall withhold (i) from the Shares represented by vested Performance Share Units and otherwise deliverable to the Grantee a number of Shares and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount (subject to compliance with applicable law, including, but not limited to, “financial assistance” prohibitions under UK law), unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation) or (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the Earned Performance Share Units through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). Notwithstanding any other provisions of this Agreement, the delivery of any Shares represented by vested Performance Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
(b)    If the Grantee is subject to tax in the United Kingdom and the withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall (assuming the Grantee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act)) constitute a loan owed by the Grantee to the Grantee’s employer (the “Employer”), effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current HM Revenue & Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 17(a). If the Grantee is a director or executive officer and income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.
(c)    At all times prior to the Vesting Date, the benefit payable under this Agreement is subject to a substantial risk of forfeiture within the meaning of Section 409A and Regulation 1.409A-1(d) (or any successor Regulation). Accordingly, this Agreement is not subject to Section 409A under the short term deferral exclusion. Notwithstanding any other provision of this Agreement, if Grantee is a “specified employee” as such term is defined in Section 409A, and determined as described below, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service (other than by reason of death) to the Grantee shall not be payable before the earlier of (i) the date that is six months after the date of the Grantee’s Termination of Service, (ii) the date of the Grantee’s death or (iii) the date that otherwise complies with the requirements of Section 409A. The Grantee shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if the Grantee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
(d)    In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the applicable provisions of subparagraph 12(h)(ii) of the Employment Agreement regarding potential reduction in payments shall apply.
18.    Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Global plc
c/o Liberty Global Inc.
1550 Wewatta Street, Suite 1000
Denver, CO 80202
Attn: General Counsel
Fax: 303-220-6691
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
19.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)    this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable tax or securities laws; and
(b)    subject to any required action by the Board or the Shareholders, the Performance Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Performance Share Units that are then vested.
20.    Grantee Employment or Service.

(a)    Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of the Employment Agreement and any separate service agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without cause, or to increase or decrease the Grantee’s compensation from the rate in effect at the date hereof or to change the Grantee’s title or duties.
(b)    The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment or service agreement or arrangement with the Grantee.
(c)    It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Sections 5, 6 and 7 of this Agreement and the terms of the Employment Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment or service agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his or her employment or service agreement, if any, will not be enhanced hereby.
(d)    In the event of any inconsistency between the terms hereof or of the Plan and the Employment Agreement or any severance or other agreement with the Grantee, the terms which are more favorable to the Grantee shall control.
21.    Nonalienation of Benefits. Except as provided in Section 12 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
22.    Data Privacy.
(a)    By accepting this Agreement, the Grantee understands that for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan, the following personal data of Grantee (“Data”) shall be maintained and processed by the Company and its affiliates including, but not limited to: the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, share appreciation rights, performance share units, restricted shares, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan.
(b)    The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.
(c)    The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or exercise rights to rectify, transfer, remove or restrict use as permitted by applicable law by contacting in writing the Grantee’s local human resources representative. Notwithstanding the foregoing, Grantee understands that if Grantee subsequently requires the removal of all or any part of Grantee’s Data, the Company may not be able to grant the Target Performance Share Units evidenced by this Agreement or other equity awards and administer or maintain such awards. For more information on the privacy of the Data, the Grantee may contact the Grantee’s local human resources representative.
23.    Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed in all respect exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of and agrees that any action to enforce, interpret or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and the Grantee hereby submits to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts. Each party hereby waives its right to trial jury.
24.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
25.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via PDF or other electronic means.
26.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
27.    Entire Agreement. This Agreement (together with the Employment Agreement) is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement (together with the Employment Agreement) contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
28.    Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company. If the Grantee does not execute and return this Agreement within 150 days of the Grant Date, the grant of Performance Share Units shall be null and void.

Signature Page to Performance Share Units Agreement dated as of April 1, 2019, between Liberty Global plc and the Grantee.

LIBERTY GLOBAL PLC

By:
Name: Bryan H. Hall
Title: Executive Vice President

ACCEPTED:

Grantee Name:     Michael T. Fries
Address:        1550 Wewatta Street
Suite 1000
City/State/Country:    Denver, CO    80202
Optionee ID:        6851

Grant No. _________

Number of Target Performance Share Units (LBTY_) Awarded